Exhibit 21




                               GALEY & LORD, INC.
                         SUBSIDIARIES OF THE REGISTRANT



                          Galey & Lord Industries, Inc.
                            Incorporated in Delaware

                    G&L Service Company, North America, Inc.
                            Incorporated in Delaware

                         Dimmit Industries, S.A. de C.V.
                             Incorporated in Mexico